Exhibit 10.37

August 27, 2018

Matthew Zinn

RE: SVP, General Counsel Position

Dear Matt,

On behalf of 8x8, Inc., a Delaware corporation ("8x8," or the "Company"), I am pleased to offer you the position of Senior Vice President, General Counsel, Chief Privacy Officer and Secretary, beginning on a mutually agreed upon date no later than September 24, 2018. The terms of your employment relationship with the Company will be as set forth below.

  Position. You will become Senior Vice President, General Counsel, Chief Privacy Officer and Secretary. As such, you will have responsibilities as determined by your manager, which shall be the Company's Chief Executive Officer, and by the Board of Directors. Your duties and responsibilities are subject to change depending on the needs of the Company.

  Compensation.

    Base Salary. You will be paid an annualized salary of $360,000, payable in accordance with the Company's standard payroll policies, and subject to required withholding.

    Salary Review. Your base salary will be reviewed as part of the Company's normal salary review process.

    Expenses. You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company's Employee Handbook.

  Management Incentive Plan. Subject to approval by the Board of Directors, you will be eligible to participate in the Company's Management Incentive Plan (the "MIP"), with an annual bonus target of 50%. Payments are made under the MIP on a quarterly and annual basis, shortly after the completion of the relevant fiscal period, based on the Company's achievement of its performance targets and/or your attainment of your individual objectives, but only if the Company achieves or exceeds a minimum revenue-based target for the fiscal period. Your participation in the MIP would commence on your employment start date, and you would be entitled to a pro rata payment (based on number of days of participation) of any quarterly and annual awards that become payable in respect of the partial period during which you begin participating in the MIP. A copy of the MIP is attached for reference as Exhibit A. Notwithstanding the foregoing, the Company reserves the right to change the terms of the MIP at any time.

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432

Mr. Matthew Zinn

  Stock Awards.

    Initial Equity Grants. Subject to approval by the Board of Directors, you will receive the following equity awards shortly after the commencement of your employment:

      RSUs (restricted stock units) representing rights to acquire a total of 32,820 shares of 8x8's common stock, vesting over a three-year period, with one-third (1/3) of the total number of shares subject to the award vesting on the first anniversary of the grant date, and one-eighth (1/8) of the remaining number of shares vesting on a quarterly basis thereafter, subject to your continued employment or other qualifying association with the Company or any of its subsidiaries;

      PSUs (performance share units) representing rights to acquire a total of 25,678 shares of common stock (at target), which vest and may be earned in accordance with the terms and conditions set forth on Exhibit B attached hereto; and

      RSUs representing rights to acquire a total of 3,516 shares of common stock, with 100% of the shares vesting one year from the grant date, subject to your continued employment or other association with the Company or any of its subsidiaries.

  We expect that each of these awards will be subject to the terms and conditions of the 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan (the "2012 Plan") and an award agreement between the Company and you in the Company's standard form.

  Share Retention. You agree to acquire and retain an ownership interest in shares of 8x8 Common Stock whose value equals or exceeds one times (1X) the amount of your base salary as set forth above in paragraph 2(a). For avoidance of doubt, any unvested or unearned shares will not be counted towards this requirement. You will have five years from your start date in which to meet this stock ownership threshold. If at any time thereafter, while you remain employed by the Company, your aggregate share ownership as defined in this paragraph 5 should fall below the threshold, you agree (a) to retain shares as they vest and you acquire them pursuant to any awards granted to you, and (b) not to sell or otherwise transfer any of your shares of 8x8 common stock (other than in satisfaction of withholding requirements as permitted under the 2012 Plan), until your share ownership equals or exceeds the threshold. In the event of a Corporate Transaction (as defined in the 2012 Plan), this paragraph 5 shall cease to apply.

  Severance Benefits. You will be entitled to benefits under the 8x8, Inc. 2017 Executive Change-in-Control and Severance Policy (the "Policy") as a Tier Three participant (the Senior Vice President tier), in accordance with the terms thereof. Such benefits include potential vesting acceleration of stock-based compensation and/or cash severance upon the termination of your employment under specified circumstances, including in connection with a Change-in-Control (as defined in the Policy), subject to the terms and conditions of the Policy. A copy of the Policy, as in effect on the date of this offer letter, is attached for reference as Exhibit C. You have proposed several changes to the Policy, which management will raise with the Compensation Committee and Board of Directors for consideration at their next meetings.

Mr. Matthew Zinn

  Benefits. The Company will make available to you standard vacation, medical and dental insurance benefits. The Company will also make available to you a 401(k) Plan. Medical benefits will start on your date of hire, and dental benefits will start on the first day of the month following your date of hire. You will also be eligible to participate in the Company's Employee Stock Purchase Plan, the offering periods for which commence on February 1st and August 1st of each year. A copy of this plan is available at the SEC's website at https://www.sec.gov/Archives/edgar/data/1023731/000113626117000117/exh10-4.htm. A summary of benefits is being provided to you with this letter.

  Standard Confidentiality and Inventions Assignment Agreement. Like all Company employees, you will be required to sign the Company's standard form of Confidential Information and Inventions Assignment Agreement (the "Confidentiality Agreement"), which includes provisions relating to the use and disclosure of the Company's proprietary and confidential information, the assignment of inventions, and the solicitation of Company employees, among other provisions.

  Compliance with Obligations to Former Employers. During the course of your employment with 8x8, we expect you to comply with any and all duties and obligations you may have to your former employers (including your current employer), including, for example, prohibitions against the use or disclosure of such employer's confidential information, or the solicitation of its employees.

  We do not want you to take with you, or to use or disclose during the course of your employment with 8x8, any trade secrets or other confidential or proprietary information of these other companies. Prior to commencing your employment with 8x8, we expect you to return or destroy (as directed by your former employer) any confidential information of your former employer that you may have in your possession or under your control, in accordance with its policies and instructions. You will not need this information to perform your duties at 8x8, and using such information would violate 8x8 policies. 8x8 is hiring you for your talents, skills, general industry knowledge and expertise.

  We understand from our discussions with you that working for 8x8 in the role described in this letter will not violate any restrictions against working for competitors or similar covenants to which you may be subject. If this is incorrect, please do not sign this letter and contact us as soon as possible to discuss. We encourage you to consult with a personal attorney if you have any uncertainty in this regard.

  At-Will Employment; Employee Handbook. You will be an at-will employee of the Company, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason, subject to applicable law. You will be expected to review and comply with the policies set forth in the Company's Employee Handbook, which will be made available to you on or around your first day of employment. The Employee Handbook, as amended from time to time, will be a part of the terms of your employment with the Company.

  No Outside Consulting. You agree not to serve on the board of directors (or in a comparable supervisory position) of any other organization, nor to perform any outside consulting work for any other person or organization, while you remain employed full-time at the Company, other than with the advance written approval of the Chief Executive Officer. This restriction shall not apply to any positions in which you currently serve and have disclosed in writing to the Company.

Mr. Matthew Zinn

  Background Check. This offer letter is contingent upon satisfactory results of a background check and reference checks (which you hereby authorize the Company to conduct), and it may be rescinded at any time in the event either such check fails to meet the Company's reasonable and lawful requirements. In addition, this offer letter is contingent on your demonstrating your right to work in the United State in accordance with applicable law.

  Expiration Date. You will be deemed to have accepted this offer when the Company receives your signed counterpart to this offer letter. This offer will expire at 5:00pm Pacific Time on Tuesday, August 28, 2018.

  Start Date. Your new position will become effective on a mutually agreed upon date no later than Monday, September 24, 2018.

Congratulations on joining the team!

Sincerely,

By: /s/ Vikram Verma
Vikram Verma
Chief Executive Officer

ACCEPTED:

/s/ Matthew Zinn
Matthew Zinn

Date: August 27, 2018

Mr. Matthew Zinn
Exhibits to Offer Letter

Exhibit A

8x8, Inc. Amended and Restated Management Incentive Bonus Plan

[See attached]*

* This document was filed as Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed on May 30, 2018.

Mr. Matthew Zinn
Exhibits to Offer Letter

Exhibit B

PSU Vesting Schedule

PSUs will vest (1) as to 50% of the total number of "on-target" shares, on the second anniversary of the grant date, and (2) as to the remaining 50% of the total number of "on-target" shares, on the third anniversary of the grant date, in each case subject to performance of the Company's Common Stock relative to the Russell 2000 Index during the period from grant date through the applicable vesting date, with 100% of the applicable tranche vesting if the total shareholder return (TSR) of the Company's Common Stock equals the TSR of the Russell 2000 Index over the applicable measurement period. The number of PSUs that vest will be increased (or decreased), relative to target, by 2% for each 1% positive (or negative) difference in the TSR of the Company's Common Stock relative to the TSR of the Russell 2000 Index; provided, however, (1) in the event the TSR of the Company's Common Stock is more than 30% lower than the TSR of the Russell 2000 Index for the applicable measurement period, no PSUs of the applicable tranche shall vest, and (2) in no event will the total number of PSUs that vest in the event of a positive difference in the TSR of the Company's Common Stock relative to the TSR of the Russell 2000 Index exceed 200% of the total number of "on-target" PSUs in the applicable tranche.

TSR shall be determined on a percentage basis based on the change in value of a $100 investment in Company Common Stock and the Russell 2000 Index, respectively, made on the grant date, including deemed reinvestment of dividends. Fair market value of Company Common Stock and the Russell 2000 Index on any particular date shall be the 30-day trading average price for the period prior to and through the date of determination.

In addition and notwithstanding anything herein to the contrary, all vesting is subject to continued employment or other association with the Company or any of its subsidiaries through the end of the applicable measurement period.

Mr. Matthew Zinn
Exhibits to Offer Letter

Exhibit C

8x8, Inc. 2017 Executive Change-in-Control and Severance Policy

[See attached]

* This document was filed as Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed on May 30, 2018.

October 23, 2018

VIA E-MAIL

Mr. Matthew Zinn
E-mail: matthew.zinn@8x8.com

RE: Changes to Your Terms of Employment

Dear Matt,

On behalf of 8x8, Inc., a Delaware corporation ("8x8," or the "Company"), I am pleased to inform you that the Board of Directors has approved the award to you of performance share units ("PSUs") representing rights to acquire a total of 34,313 shares of the Company's common stock (at target). These PSUs were granted in lieu of the PSU award for 25,678 shares of common stock (at target) referenced in your offer letter dated August 27, 2018. All other terms of the PSU award granted to you are consistent with the terms referenced in your offer letter.

In addition, pursuant to the approval of the Board, section 6 of the offer letter between the Company and you dated August 27, 2018 is hereby amended in order to delete the last sentence in that section 6 and to add the following language in its place:

"Notwithstanding the provisions of the Policy (including, without limitation, Section 4.3 thereof and the Benefits Schedule attached thereto), in the event you experience a Constructive Termination in Connection with a Change-in-Control, among other severance benefits you would receive from the Company (as provided in the Policy), you will vest in 100% of your outstanding Time-Based Equity Awards effective as of your date of termination (or, if later, the date of the Change-in-Control), regardless of whether the date of termination or the date of the Change-in-Control (or both) occurs prior to the 12-month anniversary of your date of hire. Subject to and upon your execution of this offer letter, the Policy shall be deemed amended solely to the extent necessary to allow you to receive the vesting benefits described in this paragraph 6, without impacting any benefits to which any other Executive would be entitled, or any other benefits to which you would be entitled, under the Policy. Capitalized terms used and not defined in this paragraph 6 shall have the meanings assigned to them in the Policy."

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432

Mr. Matthew Zinn
October 23, 2018

Sincerely,

8x8, Inc.

By: /s/ Vikram Verma
Vikram Verma
Chief Executive Officer

Acknowledged and Agreed:

/s/ Matthew Zinn
Matthew Zinn

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432